Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated October 10, 2012

                               [GRAPHIC OMITTED]

J.P. Morgan Alternative Index Multi-Strategy 5 (USD)

Structured Investments

Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
October 8, 2012
                                                                               1

Important Information

JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(800) 576-3529.

To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, the relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Securities linked to the J.P. Morgan Alternative Index Multi-Strategy 5 (USD)
(the "Index") are our senior unsecured obligations and are not secured debt.
Investing in these securities is not equivalent to a direct investment in the
Index or any strategy that forms part of the Index.

Investments in securities linked to the Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This free writing prospectus contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options, futures or other derivatives based thereon.

Any historical composite performance records included in this free writing prospectus are hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the indices included in this free writing prospectus. No representation is being made that the indices will achieve a composite performance record similar to that shown. In fact, there are frequently sharp differences between a hypothetical, back-tested, historical composite performance record and the actual record that the combination of those underlying elements subsequently achieved.

Use of Simulated Returns

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the securities linked to the Index use simulated analysis and hypothetical circumstances to estimate how it may have performed prior to its actual existence. The results obtained from such "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index.
J.P. Morgan provides no assurance or guarantee that the securities linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical, back-tested, historical levels presented herein have not been verified by an independent third party, and such hypothetical, back-tested, historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.
Actual results will vary, perhaps materially, from the simulated returns presented in this free writing prospectus.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice. Accordingly, any discussion of
U.S. tax matters contained herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations of, issuers mentioned herein. J.P. Morgan is the marketing name for the Issuer and its subsidiaries and affiliates worldwide. J.P. Morgan
Securities LLC ("JPMS") is a member of FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
                                                                               2

Important Information (cont'd)

Index Disclaimers

J.P. Morgan Alternative Index Multi-Strategy 5 (USD) is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of Standard & Poor's Financial
Services, LLC ("S & P"). S & P does not make any representation or warranty, express or implied, to the owners of financial products relating to the J.P.
Morgan Alternative Index Multi-Strategy 5 (USD) (the "Products") or any member of the public regarding the advisability of investing in securities generally or in the Products particularly or the ability of the S & P Indices to track general stock market performance. S & P's only relationship to J.P. Morgan Chase &
Co. (the "Licensee") is the licensing of certain trademarks and trade names of
S & P and of the S & P Indices, which indices are determined, composed and calculated by S & P without regard to the Licensee or the Products. S & P has no obligation to take the needs of the Licensee or the owners of the Products into consideration in determining, composing or calculating the S & P Indices. S & P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Products to be issued or in the determination or calculation of the equation by which the Products are to be converted into cash. S & P has no obligation or liability in connection with the administration, marketing or trading of the Products.

S & P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S & P
INDICES OR ANY DATA INCLUDED THEREIN AND S & P SHALL HAVE NO LIABILITY FOR ANY
ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S & P MAKES NO WARRANTY, EXPRESS OR
IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCTS OR ANY
OTHER PERSON OR ENTITY FROM THE USE OF THE S & P INDICES OR ANY DATA INCLUDED
THEREIN. S & P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS
ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE
WITH RESPECT TO THE S & P INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING
ANY OF THE FOREGOING, IN NO EVENT SHALL S & P HAVE ANY LIABILITY FOR ANY
SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS),
EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. "Standard & Poor's[R]", "S &
P[R]", "S & P 500 Index" and "Standard & Poor's 500" are trademarks of
Standard & Poor's Financial Services, LLC and have been licensed for use by J.P.
Morgan Securities, LLC

The Nikkei 225 Index is an intellectual property of Nikkei Inc. "Nikkei,"
"Nikkei 225" and "Nikkei Stock Average" are the service marks of Nikkei Inc.
Nikkei Inc. reserves all the rights, including copyright, to the index. Nikkei
Digital Media, Inc., a wholly-owned subsidiary of Nikkei Inc., calculates and disseminates the Nikkei 225 Index under exclusive agreement with Nikkei Inc.
Nikkei Inc. and Nikkei Digital Media Inc. are collectively referred to as the
"Nikkei 225 Index Sponsor."

The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) is not in any way
sponsored, endorsed or promoted by the Nikkei 225 Index Sponsor. The Nikkei 225
Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Nikkei
225 Index or the figure as which the Nikkei 225 Index stands at any particular day or otherwise. The Nikkei 225 Index is compiled and calculated solely by the
Nikkei 225 Index Sponsor. However, the Nikkei 225 Index Sponsor shall not be liable to any person for any error in the Nikkei 225 Index and the Nikkei 225
Index Sponsor shall not be under any obligation to advise any person of any error therein.

The Dow Jones EURO STOXX 50 Index is the intellectual property (including registered trademarks) of Stoxx Limited, Zurich, Switzerland (the "Licensor"),
which is used under license. The J.P. Morgan Alternative Index Multi-Strategy 5
(USD) is in no way sponsored, endorsed, sold or promoted by the Licensor and the Licensor shall not have any liability with respect thereto.

"Russell 2000[R] Index" is a trademark of Russell Investments ("Russell") and has been licensed for use by JPMorgan Chase Bank, National Association and its
affiliates. The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) is not
sponsored, endorsed, sold, or promoted by Russell and Russell makes no representation regarding the advisability of the J.P. Morgan Alternative Index
Multi-Strategy 5 (USD).

The S & P GSCI[] and sub-indices are licensed by Standard and Poor's, a division of The McGraw-Hill Companies, Inc. for use in connection with the J.P. Morgan
Alternative Index Multi-Strategy 5 (USD).

The MSCI indexes are the exclusive property of MSCI Inc. ("MSCI"). MSCI and the
MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by the Licensee. J.P. Morgan Alternative
Index Multi-Strategy 5 (USD) is not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to the J.P. Morgan Alternative Index
Multi-Strategy 5 (USD).

THE CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION
OF THE VIX INDEX FROM SOURCES THAT THE CBOE CONSIDERS RELIABLE, BUT S & P AND
THE CBOE ACCEPT NO RESPONSIBILITY FOR, AND SHALL HAVE NO LIABILITY FOR, ANY
ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S & P AND THE CBOE DO NOT GUARANTEE
THE ACCURACY AND/OR THE COMPLETENESS OF THE VIX INDEX OR ANY DATA INCLUDED
THEREIN. S & P AND THE CBOE MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE
RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE VIX INDEX OR
ANY DATA INCLUDED THEREIN. S & P AND THE CBOE MAKE NO EXPRESS OR IMPLIED
WARRANTIES AND EXPRESSLY DISCLAIM ALL CONDITIONS AND WARRANTIES IMPLIED BY
STATUTE, GENERAL LAW OR CUSTOM WITH RESPECT TO THE VIX INDEX OR ANY DATA
INCLUDED THEREIN.

In addition, (i) the CBOE has no relationship to the notes other than authorizing S & P to grant a license to JPMS and its affiliates to use the VIX
Index as the basis for the notes; (ii) the CBOE has no obligation to take the needs of JPMS and its affiliates, purchasers or sellers of any notes or any other persons into consideration in maintaining the VIX Index or modifying the methodology underlying the VIX Index, and (iii) the CBOE has no obligation or liability in connection with the administration, marketing or trading of the VIX
Index, any notes or any other investment product of any kind or character that is based thereon.

"CBOE VOLATILITY INDEX[R]" AND "VIX[R]" ARE TRADEMARKS OF THE CHICAGO BOARD
OPTIONS EXCHANGE, INCORPORATED. THESE MARKS HAVE BEEN LICENSED FOR USE BY J.P.
MORGAN SECURITIES LLC AND SUB-LICENSED FOR USE BY JPMORGAN CHASE & CO. THE NOTES
ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STANDARD & POOR'S OR THE CBOE
AND STANDARD & POOR'S AND THE CBOE MAKE NO REPRESENTATION REGARDING THE
ADVISABILITY OF INVESTING IN ANY NOTES.
                                                                               3

Overview

Index Description

The J.P. Morgan Alternative Index Multi-Strategy 5 (USD) (the "Index" or "AI
Multi-Strategy 5") provides exposure to a portfolio of absolute return strategies and aims to generate consistent positive returns with low correlation to traditional asset classes. The underlying strategies are selected from three investment styles (Momentum, Carry and Satellite) and cover several asset classes. Index weights are rebalanced monthly to target a volatility of up to
5%. The Index is algorithmic, with daily levels published to Bloomberg. The
Index is constructed as an excess return index.

Investment Styles

The underlying strategies represent 3 investment styles:

[]   Momentum: Seeks to capitalize on the observed tendency of many markets to trend either up or down for sustained time periods.

[]   Carry: Seeks to capitalize on the value differential between certain assets and are typically implemented by notionally buying an asset that is on a relative basis higher yielding (or lower priced) and notionally selling an asset that is lower yielding (or higher priced).

[]   Satellite: Consists of mean reversion and short volatility strategies. Mean reversion seeks to capitalize on the view that over the short term, markets are cyclical -- meaning that an upward trend is usually followed by a downward trend and vice versa. Short volatility aims to exploit the observed tendency of the implied volatility of an equity index to be higher than the volatility realized by the index.

Asset Classes

The underlying strategies are implemented across four different asset classes:
Equities, Interest Rates, FX and Commodities.

Illustration of Index Design

[GRAPHIC OMITTED]

Index Rebalancing

The underlying strategies are rebalanced on a monthly basis to target a 5%
volatility or less. On each rebalancing date, the index methodology assigns an equal allocation of risk to the momentum and carry strategies (each with a 45%
allocation) with the remaining 10% allocated to the satellite strategies. These risk weights are translated to notional weights based on the historical volatilities of the underlying strategies and the portfolio. Please see the section entitled "Determining the notional weights" later in this presentation for further information.

Key Benefits of the Index

[]   Robust approach spanning multiple investment styles and asset classes, and with a volatility target of up to 5%.

[]   Hypothetical historical ten year excess returns for the Index of 5.75% p.
     a. with a volatility of less than 5%*.

[]   Constructed using instruments widely viewed to be liquid.

[]   Rules based algorithm with daily index levels published to Bloomberg
     (ticker: AIJPM5UE).

The Index is constructed using observable market instruments. The Index is not a hedge fund and does not track the performance of any hedge fund or group of hedge funds.

*Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. The Alternative Index Multi-Strategy 5 figures are net of an 80 bps p.a. adjustment factor and other adjustments relating to rebalancing of notional underlying constituents. Please refer to the back-testing disclaimer at the beginning of this presentation and the glossary of defined terms at the end of this presentation.
                                                                             1-1

Hypothetical Historical Performance

Comparison to hedge fund indices

The hypothetical historical returns of the Index show that the Index would have outperformed the excess returns of two widely used hedge fund benchmark indices on both an absolute return and risk-adjusted basis, During the period from
September 2002 to September 2012:

[]   The Index outperformed the HFRI Fund Weighted Composite Index (excess return) by 1.82% p. a. and the CS Tremont Hedge Fund index (excess return)
     by 1.49% p. a.

[]   The realized volatility of the Index was 4.10% versus 6.60% and 5.97% for the HFRI Fund Weighted Composite Index (excess return) and the CS Tremont
     Hedge Fund Index (excess return), respectively.

Hypothetical historical correlation of AI Multi-Strategy 5 to hedge fund indices, equities and bonds

The hypothetical historical performance of the Index shows:

[]   Low correlations to global equities and bonds.

[]   Low correlations to hedge fund indices.

The Index is constructed using observable market instruments. The Index is not a hedge fund and does not track the performance of any hedge fund or group of hedge funds.

-----------------------------------------------------
Hypothetical historical correlations of AI Multi-
Strategy Index 5 to equities, bonds and hedge
fund indices, Sept 2002 -- Sept 2012*
-----------------------------------------------------
HFRI Fund Weighted Composite Index
(excess return)                             -4.6%
-----------------------------------------------------
CS Tremont Hedge Fund Index (excess return) -9.6%
-----------------------------------------------------
MSCIWorld (excess returns)                  20.4%
-----------------------------------------------------
Global Government Bonds (excess return)     22.0%
-----------------------------------------------------

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Correlations are based on monthly returns over the period from September 2002 -- September 2012. Please refer to the back-testing disclaimer at the beginning of this presentation and the glossary of defined terms at the end of this presentation.

-----------------------------------------------------
Hypothetical historical performance
(excess return), Sept 2002 -- Sept 2012*
-----------------------------------------------------
                 [GRAPHIC OMITTED]

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. All indices are normalized to a value of 100 at the start date. Please refer to the back-testing disclaimer at the beginning of this presentation and the glossary of defined terms at the end of this presentation.

-----------------------------------------------------
Hypothetical historical returns and volatilities
Sept 2002 -- Sept 2012*
-----------------------------------------------------
                      Annualized
                       Excess    Annualized  Sharpe
                       Return    Volatility  Ratio
-----------------------------------------------------
AI Multi-Strategy 5     5.75%      4.10%      1.40
-----------------------------------------------------
HFRI Fund Weighted
Composite Index         3.93%      6.60%      0.60
(excess return)
-----------------------------------------------------
CS Tremont Hedge Fund
Index (excess return)   4.26%      5.97%      0.71
-----------------------------------------------------

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. Performance statistics are calculated using monthly return numbers for the period. Please refer to the back-testing disclaimer at the beginning of this presentation and the glossary of defined terms at the end of this presentation.

* The AI Multi-Strategy 5 levels are net of an 80 bps p.a. adjustment factor and other adjustments relating to notional transaction costs. 'HFRI Fund Weighted
Composite Index (excess return)', 'CS / Tremont Hedge Fund (excess return)',
'MSCI World (excess return)' and 'Global Government Bonds (excess return)' refer to the HFRI Fund Weighted Composite Index reconstructed using monthly returns from Bloomberg ticker: HFRIFWI Index, the Credit Suisse Tremont Hedge Fund Index
(Bloomberg: HEDGNAV Index), the performance of each of the MSCI World Index
(Bloomberg: GDDUWI Index) and J.P. Morgan Global Government Bond Index
"(Bloomberg: JHDCGBIG Index), respectively, each less 3 month LIBOR. 2
                                                                             1-2

Momentum Strategies

Overview

Each momentum strategy employs a simple comparison between a long-term (260 days) average price of the underlying index or market factor and a short-term
(5 days) average price. When the short-term average price moves above the long-term average (indicating an upward trend), the strategy goes long the underlying index or market factor and when the short-term average price moves below the long-term average (indicating a downward trend) the strategy goes short. The table lists the underlying momentum strategies (a total of fourteen)
together with the asset class represented.

Equity Momentum Strategies

There are three strategies which separately cover the US, European and Japanese equity markets. Each strategy goes long or short, based on its respective momentum signal, and tracks the performance of S & P 500 futures contracts, EURO
STOXX 50 futures contracts or Nikkei 225 futures contracts.

Interest Rate Momentum Strategies

There are three strategies which separately cover the US, European and Japanese money markets. Each strategy goes long or short, based on its respective momentum signal, and tracks the performance of USD, Euro or Yen interest rate futures contracts.

FX Momentum Strategies

There are six strategies that cover the currency pairs: EURUSD, USDJPY, EURJPY,
USDCAD, AUDUSD, EURGBP. Each strategy goes long or short FX forwards based on the momentum signal for the currency pair.

Commodity Momentum Strategies

There are two strategies based separately on the S & P GSCI Energy and S & P GSCI
Non-Energy indices. Each strategy goes long or short the associated index, based on its respective momentum signal.

Momentum Strategies

[GRAPHIC OMITTED]

* The phrase "J.P. Morgan Alternative Index" precedes the name of each Strategy and the word "Strategy" follows the name, but for ease of display in the above table they are not included.
                                                                             1-3

Carry Strategies

Overview

Carry strategies generally seek to capitalize on the value differential between assets and are typically implemented by notionally going long an asset that is on a relative basis higher yielding (or lower priced) and notionally going short an asset that is lower yielding (or higher priced).

The carry strategies are implemented across Equities, Interest Rates, FX and
Commodities, The table below lists the underlying carry strategies (a total of eight) together with the associated asset class.

Carry Strategies

[GRAPHIC OMITTED]

*The phrase "J.P. Morgan Alternative Index" precedes the name of each Strategy and the word "Strategy" follows the name, but for ease of display in the above table they are not included.

Equity Carry Strategies

There are two strategies which seek to profit from the
"value premium" and the "small cap premium". The
Equity Value Carry strategy goes long the MSCI Daily Value Total Return Gross
World Index and short the MSCI Daily Total Return Gross World Index. The Equity
Small Cap strategy goes long an index that tracks Russell 2000 futures contracts and short an index that tracks S & P 500 futures contracts.

Bond Carry Strategies

This category is comprised of two types of strategies referred to as Bond Carry
Long strategies and Bond Carry Long-Short strategies.

Each Bond Carry Long strategy entails borrowing at short-term interest rates and investing the proceeds in two longer dated bonds selected from a universe of global bonds that have the highest "expected carry". The strategies seek to capitalize on an upward sloping yield curve, on the basis that if the yield curve remains unchanged for a period of time the strategy would generate a return (the "expected carry") from (i) the difference in the interest rate earned on the long bonds and the short term borrowing rate, and (ii) the increase in the value of the bond due to the lower yield associated with the slightly shorter maturity. The Bond Carry Long strategies are implemented separately for 2Y and 10Y maturities.

Each Bond Carry Long-Short strategy combines a Bond Carry Long strategy with a position that goes short two longer dated bonds selected from the same global universe but which have the lowest expected carry.
The Bond Carry Long-Short strategies are implemented separately for 2Y and 10Y maturities.

The universe of global bonds used are synthetic zero coupon bonds which are priced using the swap curves for the G-8 countries (USD, EUR, JPY, GBP, CHF,
AUD, CAD, SEK).

FX Carry Strategy

The FX Carry Strategy seeks to borrow money in currencies with low interest rates and deposit such money in currencies with high interest rates. The strategy aims to earn the positive interest rate differential between the two currencies and is exposed to the currency fluctuations between the currencies.
The G-10 currencies (USD, EUR, JPY, GBP, CHF, AUD, CAD, NOK, NZD and SEK) form the universe of eligible currencies. The strategy goes long the three currencies (versus the dollar) with the highest short term interest rates and shorts the three currencies (versus the dollar) with the lowest short term interest rates.
                                                                             1-4

Carry Strategies (cont'd)

Commodity Carry Strategy

The Commodity Carry strategy seeks to profit from the shape of various commodity futures curves by going long a proprietary JPMorgan commodity index and short the S & P GSCI Excess Return Index. The proprietary JPMorgan commodity index is composed of the same commodities represented in the S & P GSCI Index but the futures contracts for each commodity are selected using a methodology which generally seeks to identify the contract with the highest level of
"backwardation". If there is no futures contract with backwardation, the methodology will select the futures contract with the lowest level of
"contango". Backwardation (contango) refers to the situation where the futures contracts for a commodity with a delivery month later in time have lower
(higher) contract prices than futures contracts for the same commodity with a delivery month closer in time.

Mean Reversion Strategies

Three strategies based separately on the US, European and Japanese equity markets. Each strategy separately goes long or short an index that tracks S & P
500 futures, EURO STOXX 50 futures or Nikkei 225 futures based on the performance of the underlying index over the past 5 days.

Please review the relevant product supplement we may file and any relevant term sheet or pricing supplement for further details on the J.P. Morgan Alternative
Index Multi-Strategy 5 (USD) and the underlying strategies.

Satellite Strategies

Overview

Satellite refers to the Mean Reversion and Short Volatility strategies, which fall outside the momentum and carry styles.

Mean Reversion strategies seek to capitalize on the view that over short periods of time, markets are cyclical--meaning that an upward trend is usually followed by a downward trend and vice versa.

Short Volatility strategies seek to capitalize on the observed tendency of the implied volatility (i.e., the future volatility expected by the market) of an equity index to be higher than the realized volatility.

Short Volatility Strategy

The Short Volatility strategy seeks to profit from the observed tendency for the implied volatility of the S & P 500 index to be higher than the realized volatility by going short 1 month S & P 500 variance swaps. The variance swap strikes are determined by reference to the CBOE Volatility Index ("VIX Index").

Satellite Strategies

[GRAPHIC OMITTED]

* The phrase "J.P. Morgan Alternative Index" precedes the name of each Strategy and the word "Strategy" follows the name, but for ease of display in the above table they are not included.
                                                                             1-5

Index Rebalancing

Risk allocation

The Index is constructed to target a 5% volatility or less. The index methodology allocates portions of this risk
("risk weights") to the strategies. The momentum and carry strategies are both given a 45% risk weighting with the remaining 10% allocated to the satellite strategies. The risk weight allocated to each style is divided across the asset classes represented by that style and then further divided by the number of strategies within the asset class. The figure below provides an illustration.
Hypothetical Example -- notional weights

[]   The US Equity Momentum Strategy has a 3.75% risk weight. Suppose the hypothetical, maximum one year historical volatility of this strategy is
     22.76%. The preliminary will equal:

                               [GRAPHIC OMITTED]

[]   Suppose the sum of the preliminary weights for all strategies is 40.75%, and the hypothetical, historical volatility of the portfolio using these preliminary weights equals 1.02%.

[]   Scale the preliminary weights up by the lower of

                               [GRAPHIC OMITTED]

[]   The final notional weight of the US Equity Momentum Strategy = 4.9019 x
     0.82% = 4.02%

Determining the notional weights

The Index is rebalanced on a monthly basis. The risk capital allocated to each strategy is translated to a notional weight for that strategy as follows:

*    Each strategy is assigned a preliminary weight equal to its risk weight multiplied by the target volatility of 5% and divided by its maximum one-
     year historical volatility over the past 5 years. For a given risk weight, the higher the volatility of the strategy, the lower the preliminary weight.

*    The maximum one-year historical volatility of the portfolio (based on the preliminary weights) over the past 5 years is measured. The preliminary weights are scaled up or down based on whether the portfolio volatility is greater than or less than the target volatility. The sum of all notional weights is capped at 200%.

Please review the relevant product supplement we may file and any relevant term sheet or pricing supplement for further details on the how the Index rebalancing is implemented.

The example is provided for illustration only and is not indicative of future volatilities or notional weights.

Illustration of the Risk Allocation Process

                               [GRAPHIC OMITTED]
                                                                             1-6

Hypothetical Historical Analysis 5% -- Performance Attribution

The chart below shows the annual excess returns for the Index and attribute the returns to the underlying strategies. There is no guarantee that the future returns of the strategy be represented by the underlying strategies in this manner.

--------------------------------------------------------------------------------
Breakdown of hypothetical historical 0% annual returns by strategy Jan 2001 to
Dec 2011
--------------------------------------------------------------------------------
                               [GRAPHIC OMITTED]

Source: J.P. Morgan. PAST PERFORMANCE AND BACK-TESTED PERFOMANCE ARE NOT
INDICATIVE OF FUTURE RESULTS. The Alternative Index Multi-Strategy 5 figures are net of an 80 bps p.a. adjustment factor and other adjustments relating to rebalancing of notional underlying constituents. Annual Excess Returns in the above chart, for each year, refers to the performance of the relevant strategy during the calendar year.

Definitions

Annualized Return means for a given index, the compounded return over the relevant period, expressed on an annualized basis.

Annualized Excess Return means for a given excess return index, the Annualized
Returns of the index.

Annualized Volatility means for a given index, the standard deviation of the index's daily returns (unless otherwise indicated) scaled for a one-year period.

Sharpe Ratio is a measure of risk-adjusted performance of a given index and is calculated as the Annualized Excess Return divided by the Annualized
Volatility.

Correlation for a given pair of indices is a number between -100% and 100%
which measures the degree to which the indices vary together. It is calculated based on daily returns (unless otherwise indicated) during the specified period.
                                                                             1-7

Risk Factors

THE INDEX AND THE STRATEGIES MAY NOT BE SUCCESSFUL AND MAY NOT OUTPERFORM ANY
ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED -- The Index follows and is constructed on twenty-six notional rules-based proprietary strategies that operate on the basis of pre-determined rules. No assurance can be given that any investment strategy or combination of investment strategies on which the
Index is based will be successful or that the Index will outperform any alternative strategy that might be employed.

THE TARGET VOLATILITY OF THE INDEX MAY NOT BE ACHIEVED -- The Index rebalances monthly by assigning weights to the Strategies that are intended to achieve a target volatility of up to 5%. However, the actual realized volatility of the
Index may be greater than or less than 5%, which may adversely affect the value of the Index.

THE REPORTED LEVEL OF THE INDEX AND MOST OF THE STRATEGIES WILL INCLUDE THE
DEDUCTION OF AN ADJUSTMENT FACTOR -- The daily reported levels of the Index and most of the Strategies include a deduction from the aggregate values of their respective constituents of an adjustment factor assessed at varying annual rates. As a result of the deduction of these multiple adjustment factors, the value of the Index will trail the value of a hypothetical identically constituted synthetic portfolio from which no such amounts are deducted.

THE INDEX MAY NOT BE A DIVERSIFIED PORTFOLIO -- Diversification is generally considered to reduce the amount of risk associated with generating returns.
There can be no assurance that the Index, a synthetic portfolio of Strategies, will be sufficiently diversified at any time.

THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES -- The exposures to the
Strategies and any of their Underlying Constituents are purely notional. There is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES MONTHLY
REBALANCING -- The Strategies are subject to monthly rebalancing. A synthetic portfolio that does not rebalance monthly and is not subject to any weighting caps could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Strategies.

THE INDEX IS SUBJECT TO THE RISKS ASSOCIATED WITH THE USE OF LEVERAGE -- The
Index and some of the Strategies may use leverage to increase the return from any Strategy or Underlying Constituent, as applicable. The total weight of the
Strategies in the Index is 200%. It is possible, though unlikely, for the weight of a single Strategy to be close to 200%. The use of leverage will magnify any negative performance of the Strategies or Underlying Constituents, as applicable. In addition, some of the Underlying Constituents are composed of highly leveraged instruments, such as futures contracts. The use of these futures contracts as components of these Underlying Constituents may potentially result in higher volatility than in the absence of their usage.

SOME OF THE STRATEGIES INCLUDE OR PERMIT NOTIONAL SHORT POSITIONS -- Some of
the Strategies include or permit notional short positions in their Underlying
Constituents, which are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed. It is possible that any notional short position included in any such Strategy may appreciate substantially with an adverse impact on the value of such Strategy and the Index.

THERE ARE RISKS ASSOCIATED WITH A MOMENTUM INVESTMENT STRATEGY -- Each momentum strategy employs a mathematical model that seeks to capitalize on positive and negative trends in the price of assets on the assumption that if an asset performs well or poorly, it will continue to perform well or poorly in the future. Consequently, a momentum investing strategy may perform poorly in non-trending markets characterized by short term volatility.
                                                                             1-8

Risk Factors

THERE ARE RISKS ASSOCIATED WITH A CARRY INVESTMENT STRATEGY -- Each carry strategy employs an investment strategy that broadly seeks to capitalize on the observed value differential between an asset that is on a relative basis lower priced or higher yielding and an asset that on a relative basis is higher priced or lower yielding. However, if the underlying assets move against the direction expected by the strategy, the strategy may perform poorly.

THERE ARE RISKS ASSOCIATED WITH A MEAN REVERSION INVESTMENT STRATEGY -- Each
mean reversion strategy seeks to capitalize on the view that over short periods of time, markets are cyclical -- meaning that an upward trend in the level of an Underlying Constituent is usually followed by a downward trend or vice versa. However, any sustained decline (or increase) in the level of the relevant index at a time when the mean reversion theory would suggest that the index level should increase (or decline, as applicable) may result in unexpected losses, which could be significant.

THERE ARE RISKS ASSOCIATED WITH THE SHORT VOLATILITY STRATEGY -- The short volatility strategy seeks to capitalize from the long-term trend of the observed volatility of a broad market equity index, such as the S & P 500[R]
Index, tending to be less than the volatility implied by prices in the equity options market, as represented by the VIX Index. However, we cannot guarantee that the implied volatility will always be greater than the realized volatility, and the value of the short volatility strategy will decrease if the implied volatility is less than the realized volatility.

OTHER KEY RISKS:

Changes in the value of the Strategies may offset each other.

Correlation of performances among the Strategies may adversely impact the value of the Index.

Changes in legal and regulatory regimes affecting commodity futures contracts underlying the commodity strategies could adversely affect our ability to hedge our obligations under any securities linked to the Index that we may issue or your investment in any such securities. Under these circumstances, we may adjust the payment on such securities in a way that may be detrimental to you.

The Index is subject to risks associated non-U.S. securities.

The Index is subject to currency exchange risk.

The Index is subject to interest rate risk.

The Index is subject to foreign currency risk.

The Index and the Strategies have a limited operating history.

J.P. Morgan Securities Ltd., one of our affiliates, is the sponsor and calculation agent of the Index, the Strategies and most of the Underlying
Constituents and may have interests that are different from or adverse to those of holders of any securities linked to the Index.

Any securities linked to the Index that we may issue are exposed to the credit risk of JPMorgan Chase & Co. The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in any relevant product supplement that we may file and the "Selected Risk Considerations" in any relevant term sheet or pricing supplement that we may file.
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